Form 3 Authorization


I, Raymond Yu, an officer and/or member of the Board of Directors of Aura Systems, Inc, a Delaware corporation, hereby authorize and designate Melinda Mason to file a Form 3, Form 4, and/or
Form 5, and any amendments thereto, and any further such forms that may be required from time to time, with the Securities and Exchange Commission, reporting my beneficial ownership of securities of Aura Systems, Inc.

This authorization shall continue until the earlier of the date it is revoked by me or until I resign all positions I hold as an officer or member of the Board of Directors of Aura Systems, Inc.



Dated: 9/23/04				Signed: /s/ Raymond Yu


				Please print name: Raymond Yu